UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

July 17, 2012

Date of Report (Date of earliest event reported)

VIST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-14555	23-2354007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

1240 Broadcasting Road, Wyomissing, Pennsylvania	19610
(Address of principal executive offices)	(Zip Code)

(610) 208-0966

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.07               Submission of Matters to a Vote of Security Holders.

On July 17, 2012, VIST Financial Corp. (the “Company”) held a special meeting of shareholders (the “Special Meeting”) for which the Board of Directors solicited proxies to vote upon and approve the proposed Agreement and Plan of Merger, dated as of January 25, 2012 (the “Merger Agreement”), by and among Tompkins Financial Corporation (“Tompkins”), TMP Mergeco. Inc. (“Merger Sub”), a wholly owned acquisition subsidiary of Tompkins, and the Company, providing for, among other things, the merger of VIST with and into Merger Sub and certain merger-related proposals.  At the Special Meeting, the shareholders of the Company voted on the following proposals as set forth in the Joint Proxy Statement/Prospectus of Tompkins and VIST, dated May 18, 2012.

The proposals voted on by the shareholders of the Company at the Special Meeting and the voting results were as follows:

Proposal No. 1.     The Company’s shareholders approved and adopted the Merger Agreement.

Votes For	Votes Against	Abstentions
5,159,068	77,781	16,249

Proposal No. 2.     The Company’s shareholders approved, in an advisory (non-binding) vote, the compensation payable to VIST’s named executive officers in connection with the merger.

Votes For	Votes Against	Abstentions
4,403,852	723,081	126,165

Item 8.01               Other Events.

On July 19, 2012 VIST and Tompkins issued a joint press release announcing that (i) the shareholders of VIST and the shareholders of Tompkins approved and adopted the Merger Agreement, (ii) all necessary regulatory approvals for the consummation of the merger contemplated by the Merger Agreement have been received, and (iii) the merger is expected to be completed on August 1, 2012, pending certain customary closing conditions.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(d)   Exhibits.

99.1         Joint Press Release, dated July 19, 2012, of Tompkins Financial Corporation and VIST Financial Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIST FINANCIAL CORP.
Dated: July 19, 2012

	By:	/s/ Edward C. Barrett
Edward C. Barrett
Executive Vice President and Chief Financial Officer

Exhibit Index

99.1         Joint Press Release, dated July 19, 2012, of Tompkins Financial Corporation and VIST Financial Corp.